Exhibit 99.1

Endologix, Inc.	ELGX		Q3 2010 Earnings Call	Oct. 27, 2010
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MANAGEMENT DISCUSSION SECTION

Operator: Greetings, and welcome to the Endologix, Inc. Third Quarter 2010 Earnings and Nellix Acquisition Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It’s now my pleasure to introduce your host, Nick Laudico, TVD of The Ruth Group. Thank you, Mr. Laudico. You may begin.

Nick Laudico, Investor Relations, The Ruth Group

Thanks, operator, and thanks, everyone, for participating in today’s conference call to discuss Endologix’s third quarter results and the announcement released this afternoon that Endologix has signed a definitive agreement to acquire Nellix. Endologix and Nellix issued a joint press release announcing the acquisition that is available on the Investor Relations section of the Endologix website at www.endologix.com.

Presentation slides that will accompany management’s remarks on today’s conference call are also posted on the Investor Relations section of the Endologix’s website. I encourage you to open that presentation now, so you can follow along when we get to that portion of the call.

Today’s conference call is also is also being broadcast live over the Internet at www.endologix.com, and a replay of the conference call will be available on the company’s website for 30 days.

Participants from Endologix on today’s conference call are John McDermott, President and Chief Executive Officer; and Bob Krist, Chief Financial Officer. Also participating on the call is Bob Mitchell, President and Chief Executive Officer of Nellix. Each of these gentlemen will make remarks and then we’ll open up the floor for questions.

Before we begin, I’d like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of the Federal Securities Laws. These statements are based on the current estimates and assumptions of Endologix’s management as of the date of this presentation and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the forward-looking statements made in this presentation.

Important factors that could cause actual results to differ materially from forward-looking statements include but are not limited to risks relating to the ability to consummate proposed acquisition, the ability to successfully integrate the Nellix Technology with our current and future product offerings, the scope of potentially use of the Nellix technology. The ability to obtain and maintain required U.S. Food and Drug Administration and other regulatory approvals of the Nellix technology. The scope and validity of intellectual property rights available to the Nellix technology. The ability to build a direct sales and marketing organization in Europe, competition from other companies, the ability to successfully market and sell our products, plans for developing new products entering new markets and additional factors that may affect future results which are detailed in our annual report on Form 10-K filed with the SEC on March 3, 2010, and in other periodic reports filed with the SEC.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, October 27, 2010. Endologix undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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Endologix, Inc.	ELGX	Q3 2010 Earnings Call	Oct. 27, 2010
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With that said, I’d like to turn the call over to John McDermott. Operator?

Robert D. Mitchell, President and Chief Executive Officer, Nellix Endovascular Inc.

President and CEO of Nellix. I’ll begin today’s call with a quick overview of our third-quarter results. Then turn over the call to Bob Krist to go through the financial results in more detail. Next, I’ll provide a brief overview of the strategic rationale for the Nellix acquisition, then Bob Mitchell will give an in-depth look at the Nellix technology.

After Bob’s remarks, I’ll come back on to provide a more detailed overview of the acquisition, and then we’ll open it up for questions. To start things off, please open the presentation on our website titled third-quarter 2010 results and Nellix acquisition. After taking a moment to review the Safe Harbor statement, please go to slide three.

As you can see, we had an exceptional quarter with revenue growth of 30% year-over-year and 14% sequentially. This performance was driven by continued productivity improvements by our U.S. sales force, combined with the acceleration of the full launch of our expanded product line and PowerFit Aortic Extensions.

We also increased gross margins and we’re cash flow positive for the quarter. Based on the strength of our third-quarter results, we’re raising our full-year 2010 revenue guidance. We now anticipate 2010 revenue to be in the range of $66 million to $67 million, up from the previous range of $62 million to $66 million. This represents annual growth of 26% to 28% for 2010, demonstrating the strong momentum in our core business as we move into 2011 and begin integrating Nellix into our growth strategy.

I’ll now turn the calls over to Bob Krist, our Chief Financial Officer. Bob?

Robert J. Krist, Chief Financial Officer and Secretary

Thank you, John and good afternoon to all. Today, I’ll provide a brief overview of our key financial results and metrics for the third quarter 2010. As John just highlighted, total revenue increased by 30% year-over-year and by 14% sequentially to $17.9 million for the quarter.

For the first nine months of 2010, revenue growth was 24% versus prior year. This growth was driven by sales force productivity, additional sales territories, new product launches and overall growth in international markets. Domestic sales in the quarter increased over prior year by 35% and by 19% sequentially. There was a 24% increase in the number of staffed sales territories, and a 9% increase in sales per territory.

Year-over-year international growth was 6%, however the increase was 10% on a constant currency basis, and the prior year amount included approximately $500,000 of IntuiTrak initial stocking orders. Gross margin improved to 79% for the third quarter from 73% in the prior year quarter, and that was driven by new products and certain product cost reductions.

Operating expenses in the quarter increased by a total of 42% versus the prior year quarter and there were three key drivers. One, the base business growth. Two, patent litigation expense, which totaled $575,000 in the third quarter versus zero in the 2009 quarter. And third, business development. Expenses related to the Nellix transaction were approximately 290,000 in the quarter and the Evasc Medical Systems balloon expendable stent license agreement signed and announced earlier in Q3 was 500,000.

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Endologix, Inc.	ELGX	Q3 2010 Earnings Call	Oct. 27, 2010
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Net of the patent litigation costs and business development investments, operating expenses increased by 29% over the third quarter of 2009. And excluding those amounts, selling expense grew by 30% due to new territories and higher growth related sales commissions. R&D expense increased by approximately 70% as planned and was driven by our fenestrated device program and the PEVAR clinical trial. And lastly, G&A expense was 9% lower than in the third quarter of 2009.

Overall then, the net loss for the quarter was $466,000 or a loss of $0.01 per share, compared to a loss of $156,000 or $0.00 per share in the third quarter of 2009. As I just mentioned, however, the loss in the current year quarter included 1.4 million of litigation expenses in business development costs, which had a combined impact of $0.03 per share.

During the third quarter, cash flow was positive by 444,000. We ended the quarter with 22.9 million in cash and we also have 10 million available on our line of credit with no outstanding bank debt. Accounts receivable days outstanding improved from 61 to 59 days at quarter end.

And as John highlighted, based on our third quarter results, we are updating guidance for 2010. We are raising our revenue guidance and now expect revenue to be in a range of $66 million to $67 million, up from the previous range of $62 million to $66 million. This represents annual growth for the full year of 26% to 28% and is based on the success of our new product launches and improving sales force productivity.

We are maintaining our 2010 guidance for earnings and cash flow that is exclusive of patent litigation expense, the effects of the Nellix acquisition and other business development amounts. We expect to report positive earnings per share and positive cash flow for the full year.

With that, I’ll turn the call back to John.

John McDermott, President and Chief Executive Officer

Thanks, Bob. Now I’d like to take you back to the slides on the website and have you go to slide number four.

Over the past couple of years, we worked hard to strengthen our sales force and build out our new product pipeline. We’ve made good progress and demonstrated our ability to grow revenue and execute. Our ambition has always been to become a market leader in the minimally invasive aortic marketplace, so we’ve carefully evaluated the market for new technologies that address the limitations of current devices and have the potential to expand the market.

We started monitoring Nellix a couple of years ago, because we felt it was the one technology that has the potential to disrupt the market and expand the therapy to more patients. Over the past year, we’ve conducted comprehensive due diligence on Nellix and have become convinced that it represents the next generation in EVAR technology.

Turning now to slide five, is an overview of the Nellix acquisition. We believe that the Nellix platform has the potential to reduce secondary interventions and long-term patient surveillance while offering the broadest indication of all other competitive EVAR devices.

As a part of this acquisition, we’ve also decided to build the direct sales organization in Europe to launch the Nellix device in 2012 and have an established channel for other products in the future.

To fund the integration of the technology in the European sales force, Essex Woodlands is providing 15 million of new capital and will join our Board of Directors.

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Endologix, Inc.	ELGX	Q3 2010 Earnings Call	Oct. 27, 2010
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To provide an overview of the Nellix technology, I’d now like to turn the call over to Bob Mitchell, who will be a great addition to our leadership team. Bob?

Robert D. Mitchell, President and Chief Executive Officer, Nellix Endovascular Inc.

Thanks, John. It’s a pleasure to participate in this call and to detail the Nellix technology. Before I discuss the device, permit me to say that on behalf of the Nellix employees here in Palo Alto, I’d like to express how pleased we are to be partnering with Endologix.

I’ve spent several years – decades for that matter leading high-performing organizations in the endovascular space. Through it all, I’ve been intimately involved with the evolution of aortic stent graft, and I’ve followed Endologix closely for some time now.

One can’t help but be impressed with the remarkable progress and success the company has experienced in recent years. I’m confident that the combination of Endologix and Nellix represents a company with tremendous market leadership potential.

Now with that, I’d like to turn your attention to slide number six.

Nellix was formed several years ago to address limitations of currently available EVAR devices. Specifically these devices have relatively high rates of secondary interventions, which in turn require patients to undergo a lifetime of CT surveillance in order to continually monitor their aneurysms.

To address these problems, Nellix developed a technology that completely fills the aneurysm space; and as such, has the potential to significantly reduce secondary interventions.

Turning now to slide seven. The Nellix technology is truly differentiated from everything else on the market. It utilizes endobags that are filled with a biostable and biodurable polymer that conforms to the patient’s specific anatomy. Through this process, the Nellix endografts, they fixate, seal and stabilize the aneurysm.

This unique platform represents the next generation of anatomical fixation, an approach that has been successfully developed and branded by Endologix and is rapidly gaining market acceptance.

Because the Nellix system fills the aneurysm sac, it doesn’t need hooks or barbs to attach to the aortic wall; nor does the device apply continuous radial force on the aorta like all other EVAR devices.

Slide nine outlines the basic steps in the Nellix procedure. First, catheters are introduced over guide wires and positioned within the aneurysm. When in the proper position, the endoframes, which are stent-like structures are expanded and the endobags are filled with polymer, excluding and sealing the aneurysm from blood flow. As you can see from the angiographic images on slide nine, the Nellix system achieves 100% aneurysm exclusion.

Now turning to slide nine, you can see that the clinical results for the Nellix system thus far have been exceptional. 34 patients have been treated with the device; and of interesting note, close to half of these patients would not have been able to be treated with other EVAR devices.

For those patients treated with the new generation Nellix system, the data demonstrates superior clinical results as evidenced by 100% freedom from AAA-related mortality, no aneurysm ruptures, and no stent graft migration for up to two years post procedure.

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Endologix, Inc.	ELGX	Q3 2010 Earnings Call	Oct. 27, 2010
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Slide 11 highlights physician feedback we have received on the Nellix device. The procedure steps are very simple, intuitive; and it’s just as easy to treat a complex anatomy as it is to treat a straightforward one.

Because the technology has such broad capabilities, it can be used to treat short neck aneurysms, large diameter aortic necks, and iliacs with aneurysms. This enables physicians to preserve the hypogastric arteries. Initial clinical experience with the Nellix device has shown a significant reduction in endoleaks and the subsequent need for secondary interventions. Again, this benefit has the potential to reduce the need for long-term patient surveillance.

Slide 12 shows how the Nellix device stacks up against the current and anticipated competitive EVAR devices. As you can see, Nellix has the potential to treat a wider a range of anatomies than any other device, therefore expanding the overall EVAR market.

So we’re clearly enthusiastic about the potential of this new technology. And again, we believe it’s a perfect fit for Endologix to establish a leadership position in the aortic stent graft market.

With that, I’ll turn the call back to John.

John McDermott, President and Chief Executive Officer

Thanks, Bob. Picking up on slide 13, based upon the significant opportunity for the Nellix device, together with our deep portfolio of other new aortic devices, we’ve decided to begin building a direct sales organization in Europe in 2011. As you can see from slide 13, we’re really just scratching the surface in this important market, and are convinced that Europe represents a significant growth opportunity for us.

Turning now to slide 14, you can see that we have a significant number of new product launches over the next four to five years. We plan to roll out our new sizes in PowerFit in Europe and international markets in 2011, plus launch AFX in the U.S. before the end of the year.

We expect to receive CE mark for the Nellix device in early 2012 and launch it through our new direct sales force in Europe. We also expect to get approval to introduce our IntuiTrak system in Japan in 2012, plus get our PEVAR indication in the U.S., as well as launch our new Ventana fenestrated stent graft in Europe.

Xpand is our new balloon expandable coverage stent, which was developed to branch into the renal arteries; but also represents an exciting new stand-alone product that we will begin selling outside the U.S. in 2013.

We also expect to have a next generation AFX system – which we’ll call AFX 2 – to launch in the U.S. in 2013 to provide good continued domestic growth; plus the introduction of a bare aortic stent also to be launched in 2013.

Following the timeline out to the right, you can see that we anticipate U.S. approval for our Ventana fenestrated stent graft in 2014, and expect the Nellix system to get PMA approval in the U.S. in 2015. I’ll go through a more detailed timeline on the Nellix device in a few slides.

Slide 15 summarizes the total aortic stent graft market opportunity in 2015 and highlights all the products that we have in the pipeline to address each market segment.

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Endologix, Inc.	ELGX	Q3 2010 Earnings Call	Oct. 27, 2010
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Turning now to slide 16, we get into the details of the acquisition. It’s an all-stock deal with 15 million at closing and the balance of 35 to 39 million payable based upon achievement of milestones.

The first milestone is 20 million in stock, payable when we achieve 10 million in trailing 12 months sales outside the U.S. The final milestone of 15 million in stock is payable when we achieve our U.S. PMA approval.

In conjunction with the transaction, Essex Woodlands – which has been the majority owner of Nellix – is investing an additional 15 million to provide resources to integrate the technology, initiate our U.S. IDE clinical study, and build a European sales force.

Essex is a $2.5 billion healthcare venture capital firm, and is one of the oldest and largest firms in the business. As a part of the deal, they will be recommending two seasoned healthcare executives to join the Endologix board of directors, Guido Neels, who was a former executive at Guidant and Marty Sutter who was a co-founder of Essex. Both have extensive experience in medical device investing and have earned very good returns for their stockholders and investors.

Slide 17 highlights the current Med Tech portfolio at Essex, which includes many successful companies. Their most recent successful exit was the sale of ATS Medical to Medtronic for 4.4 times trailing 12-month revenue.

Slide 18 highlights the timelines for the Nellix technology and our anticipated commercialization. We will be integrating the device into Endologix in 2011 and have the opportunity to leverage some of our internal technologies and infrastructure. We’ll begin building the European sales force in 2011 and expect that process to continue for many years much like it has in the U.S.

We expect to gain CE Mark and launch the device in Europe in 2012 and start selling in some other international markets later that same year. Additionally, we expect to start the IDE clinical trial in the U.S. in 2012 and gain PMA approval and launch the device in the U.S. in 2015.

Slide 19 provides an indication of the potential value that the Nellix technology can bring to shareholders with incremental revenue beginning in 2011 and growing rapidly to an estimate of over 100 million in sales in 2016.

In addition to the explosive sales growth potential, we expect that the clinical study in the U.S. and our efforts in Europe will clearly position us as the innovator in the market and enable us to develop new and important relationships with thought-leading physicians.

Slide 20 highlights our guidance for 2011, with expected sales between 78 million and 82 million. Due to the investments in integrating the Nellix technology, building the European sales force and deal-related costs, we expect a loss of approximately $0.25 to $0.30 in 2011. We expect the core business to be profitable in 2011 and the combined companies to be profitable in Q4 2012.

Longer-term, we are forecasting operating margins in the 25% to 30% range and expect our sales to grow at a compounded annual growth rate around 25% over the next five years.

Slide 21 shows our balance sheet after the closing. And as you can see, we’ll have plenty of cash to integrate the Nellix technology, begin building the European sales force and initiate the IDE clinical study. We’ve also still got a $10 million unused line of credit. So we are in good shape to execute on our growth strategy.

Slide 22 is the final slide and highlights the benefits of the Nellix acquisition. We believe that the combined companies have the most compelling new product portfolio in the industry and position us to become a market leader in the treatment of aortic disorders.

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Endologix, Inc.	ELGX	Q3 2010 Earnings Call	Oct. 27, 2010
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Before we open it up to questions, I’d like to just welcome the Nellix employees to Endologix and formally congratulate them for developing what we think is the most promising new AAA technology in the world.

In addition to today’s presentation, we’ve added additional information about the Nellix system on our website under the Investor Relations section. This includes recent presentations given by physicians at vascular conferences, a couple of published articles on the technology, plus an animation that shows how the device works.

Over the next few weeks, we’ll also host a webcast with Dr. Andrew Holden who will give a physicians’ perspective on the new device and share his personal clinical experience.

Lastly, I’d like to remind everyone that I’ll be presenting on Tuesday next week at the Oppenheimer Conference in New York and look forward to seeing many of you there.

Operator, we’re now ready to open it up for questions.

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Endologix, Inc.	ELGX	Q3 2010 Earnings Call	Oct. 27, 2010
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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] Our first question is coming from the line of Sean Lavin of Lazard Capital Markets.

<Q – Sean Lavin>: Hey, thanks so much for taking my questions and congrats on the great quarter. If you could tell us a little bit more about the Nellix acquisition, I know that you highlighted some data there. And I wanted to get a little more specific on the U.S. trial timeline and also what specific data makes you so confident in the technology?

<A – John McDermott>: Well, Bob, why don’t you address the Nellix – the technology specifically and then maybe I can jump in to cover the timeline.

<A – Robert Mitchell>: Okay. Thanks, John. Yes, Sean, we’re starting the work with Janet who is the VP of Regulatory and Clinical Affairs of Endologix to help basically orchestrate this activity. However, we anticipate that we’re going to start that within Q1 of next year. And there is going to be about 150 patients total enrolled with one year follow-up.

<Q – Sean Lavin>: Okay, great.

<A – John McDermott>: Yeah, if I could add to Bob’s comments about the clinical results so far, so as highlighted in Bob’s remarks, 34 patients have been treated so far with follow-up out to two years. We’ve looked at all those follow-up images in great detail and the results are really remarkable. Again as Bob pointed out, there really isn’t anything like this kind of technology that completely seals the sac, which we think is going to significantly reduce secondary interventions, which continues to be the one Achilles’ heel of the currently available EVAR devices. So that’s why we think this is such a breakthrough technology.

<Q – Sean Lavin>: Great. Okay, I see. Looking at my models, if I did the math correctly, it looks like your average revenue per rep jumped sequentially by, I am seeing about 100,000 this quarter. Is that also in the line extension or are you noticing more productivity with the recent hires?

<A – John McDermott>: Bob, do you want to take that?

<A – Robert Krist>: Well, I think it’s a combination of a number of factors. And I think you highlighted the two most significant of them. We did see a very meaningful response in procedure growth, particularly, in our existing accounts with the launch of the new sizes and the PowerFit extensions, but we are also seeing now some good contribution from some of the more recently hired sales reps.

<Q – Sean Lavin>: Okay. Then last question from me. I noticed that your litigation expense was a bit higher than you guided on the last earnings call. But, of course, the Bard lawsuit was announced between now and then. Should we think of the 575,000 you saw this quarter as a new level for the next couple of quarters? Any color you could give on that would be helpful.

<A – Robert Krist>: Well, I do think it will be a little bit choppy as the rhythm between the two lawsuits changes over time. But I think if you look at it on an overall annual basis, that would be a reasonable monthly average.

<Q – Sean Lavin>: Okay. Okay, all right. Well, that’s all for me. Thanks so much.

<A – John McDermott>: And I meant to say quarterly average.

<Q – Sean Lavin>: Yeah, yeah. I assumed. Thank you.

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Endologix, Inc.	ELGX	Q3 2010 Earnings Call	Oct. 27, 2010
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Operator: Our next question is coming from the line of Chris Cooley of Stephens Incorporated.

<Q – Chris Cooley>: Can you hear me okay?

<A – John McDermott>: Yeah. We got you, Chris.

<Q – Chris Cooley>: Super, and congratulations on the super quarter. I guess if we could just start, Bob, maybe you could just walk us through what type of activities have to occur from an integration standpoint? Clearly, you have tremendous development of technology there in Nellix. Just help us kind of understand what has to happen operationally here over the next few quarters to integrate it. And then I have one follow-up please.

<A – Robert Mitchell>: Okay. Well, thanks for the question, Chris. Yeah, as you can imagine, there is a number of activities going on right now. In fact, John and I just both independently announced the deal to our independent groups. His group, a lot of his senior leadership is down here right now, and then we’re starting to actually work on the integration activities as we speak.

Specifically, we are looking at certain things around the product build. We are looking about getting the next set of clinical activities up and going again for the EU registry. And through the process, John and I have been talking back and forth about different iterations that we plan to incorporate in the product.

So a lot of the activities are going to be based on the operational activities and the transitional activities from here to there.

<Q – Chris Cooley>: Okay. Super. And if I could – if I may, just two additional quick follow-ups, when we think about the continued expansion of your direct sales infrastructure, particularly, here in the States, does the announcement of the Nellix transaction temporarily kind of hinder growth here in the U.S. or does that still progress as expected just in terms of rep adds? And then additionally, kind of along those same lines, could you give us some color as you now have clearly more tenured individuals in the field, you have the expanded sizes of Powerlink, are you seeing stronger growth within some of the higher volume institutions or is the bread and butter account still more of a regional type center? Just trying to get a feel there for how the market penetration efforts are going? Thank you.

<A – John McDermott>: Yeah, I’ll take those. So the plan for next year as it relates to additional new hires in the sales force, this was a big year for us. We set out on a goal to add to our sales force by 30%. We’ve got much better geographic coverage now and have the territory sizes down to a more manageable level. We do still have some opportunities to make some additional rep hires for this next year, but it won’t be nearly to the same extent. We’d probably bring on maybe another 5 to 7 people as dedicated reps in 2011.

What we will start to do in 2011 though is in those markets where we have reps that are at or approaching capacity, we’ll selectively drop in clinical support specialists that can help cover cases so that our folks can get out and bring in new business. So what you would expect to see in the sales force next year is roughly 5 to 6, or 5 to 7 new additional reps, plus maybe about the same number of clinical support folks to pick up case coverage.

In terms of the mix, between high volume and low volume and other, I think it’s important to get kind of grounded back in the mix shift that’s occurred actually within the market itself. If you go back in time what you’d find out that there were a lot of – the high volume centers were large academic centers and big groups. Over the last few years, what’s happened is more and more of the community doctors have been trained on EVAR, and actually the number of large centers is shrinking. When we look at the procedure growth across the United States, what we see is a lot of

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Endologix, Inc.	ELGX	Q3 2010 Earnings Call	Oct. 27, 2010
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the growth is coming out of the smaller accounts. So what used to feel a bit like a disadvantage to us, because we didn’t have as much penetration in the big accounts, is actually starting to play now more to an advantage, because there is a lot more smaller accounts doing these procedures. Our mix has not changed dramatically over the past year or so. And we’re seeing growth in all size of accounts. So I hope that helps.

<Q – Chris Cooley>: It does. And if I may, just one other quick follow up and then I promise I’ll get back in queue. Just in thinking about the model a little bit here, so we should assume the timing of the cash receipt is sometime towards the end of the 15 million at the end of the fourth quarter. And then in doing your dilution calculation, what are you assuming on an average share price there for those – for that payment of the stock? Thank you.

<A – John McDermott>: Yeah. So the – that’s right. The 15 million would come in upon the closing of the transaction, which we expect to be around the end of the year, and the deal was struck on a 30-day average prior to the announcement. I think the price is $4.73.

<Q – Chris Cooley>: Thank you very much, and congratulations on a great quarter.

<A – John McDermott>: Yeah, thank you.

Operator: Thank you. Our next question is coming from the line of Tim Lee of Piper Jaffray.

<Q – Timothy Lee>: Hi, guys. Good afternoon, thanks for taking the question. Just one on the quarter and a couple on the acquisition. Just in terms of your revenue upside, I mean very strong. I mean, was there any unusual one-time sales or any certain geographies or was that just strength across the board?

<A – John McDermott>: Yeah, Tim. It was really across the board and what happened is, we were starting to roll out some of these new sizes and we kept getting more and more inquiries and more and more positive feedback from the field that this was really going to expand our reach in terms of the anatomies that we could treat, and that’s why we pulled it forward a little bit. But as you know, we don’t recognize revenue, we do recognize revenue only with each procedure that’s done. So there is really no stocking or any unusual activity in that sales mix. It was just – there was a lot of interest in the new sizes it’s just going well.

<Q – Timothy Lee>: Got it. Thank you. Then just in terms of the transaction, some of the mechanics of it. I mean, is there a collar on the initial $15 million slug and I think you had said it was just priced at 4.73, but in case the stock goes up or down, are there any parameters on that side?

<A – John McDermott>: No collar on the upfront 15.

<Q – Timothy Lee>: And same thing with the Woodland Essex investment and it would just be whatever it is at the time of close?

<A – John McDermott>: That’s correct. They are both priced at 4.73.

<Q – Timothy Lee>: Got it. And then just in terms of the U.S. clinicals, I think you provided some of the funding requirements in 2011. How should we think about from – getting from here to the goal line in terms of the cost of the U.S. clinicals, what would be the total R&D investments then? Is it going to be – in terms of with this transaction?

<A – John McDermott>: Well, I will let Bob give you a more precise number, but I’ll maybe start it with a way to think about it. So we had always believed that it was going to be important for us to have a next-generation in for renal device in our pipeline. And so our expectation was that we

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Endologix, Inc.	ELGX	Q3 2010 Earnings Call	Oct. 27, 2010
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would start developing that project. In fact, we were in the early stages of doing that anyway, while we were looking at Nellix. And effectively, what this does is it just replaces what we would have done internally.

Now it’s going to cost us a little bit more on an incremental basis than our internal program because there are some newer aspects to the technology that – we probably would have used more of our existing technology. So there are some incremental costs, but in total it’s not significantly different. The clinical study won’t cost more than it would have cost to do our own internal program. And I think we’ve figured that on an annual basis the Nellix technology would cost us about $1 million more per year. Bob, maybe you can provide a little bit more detail in terms of the totals.

<A – Robert Krist>: Right. I think that’s right. If you were to look at it over a three to five-year timeline, the incremental investment here will be comparable to what the incremental investment would have been for Endologix to undertake a next-generation technology development. I think, though, the one modification to that is that, given the integration opportunity we have in 2011, we’ll probably accelerate a greater proportion of that three to five-year cost into 2011.

So right now, I anticipate that you’ll see a meaningful bump in the R&D spending in 2011 and then a meaningful scaling back of that number as we move beyond 2011, have the integration work completed with Nellix and we’re moving at a more ordinary kind of a pace toward commercialization.

<Q – Timothy Lee>: Then just one last one if I may. Bob what is your role going to be within the Endologix organization? Will you be in charge of this program? Will you have extended responsibilities? Any details on that would be appreciated. Thank you.

<A – Robert Mitchell>: Yeah, sure Tim, thank you. I think that of course first and foremost is the continuation of the Nellix technology. I am working directly with the team here to make sure that there is a seamless transition. Secondly, we’ve talked as a new management team that my efforts will be focused a lot on the execution of the Nellix commercialization. So I will be working a lot in Europe first of all and making sure that we have the right structure there from a sales and marketing and an infrastructure from an operational perspective.

<Q – Timothy Lee>: Great. Thank you.

<A – Robert Mitchell>: Welcome.

Operator: [Operator Instructions] Our next question is coming from the line of John Putnam of Capstone Investments. Please state your question.

<Q – John Putnam>: Yeah, thanks very much. Really nice quarter guys. If I go and look at slide 6, it calls, or it says that there are secondary interventions in 18% to 20% of the cases, and 60% of secondary interventions are caused by endoleaks, is that industry wide and how does that compare to Endologix performance?

<A – John McDermott>: Yeah, so that paper that is referenced there at the bottom is from a large center in Albany, New York, very experienced large group, and that data comes from them and I think it’s a pretty good benchmark for the number of secondary interventions. I think if we could give you a handful or more other studies that would show in that same range, and this data is consistent, again, with what we see in other studies. So about – of those secondary interventions, the vast majority – in fact you’d find more than 60% in some other studies are related to endoleaks, which would include Type I, IIs and IIIs.

If you wanted to benchmark the secondary intervention number to the Powerlink System, it’s about half of that. So we’re about 9% secondary interventions compared to what I would say the other

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devices. But our – but the percentage of our secondary interventions that are endoleak related are comparable.

So the endoleaks continue to be the issue. You can successfully exclude an aneurysm with the other devices, but the problem is, is you can still have side branch profusion, which can still pressurize the aneurysm and have the risk of rupture. That’s the beauty of the Nellix technology and there is actually in that – on the website, we’ve created another tab under the Investor Relations section called Nellix Technology, there’s animation there which I’d encourage you to take a look at, because it really helps to see it. The device really opens up and completely seals and conforms to the inside diameter of the aneurysm and really prevents those leaks from happening. And so since leaks are the primary driver to secondary interventions, that’s why we believe and what we’ve seen so far in the early clinical experience that this technology could make a big difference.

<Q – John Putnam>: Okay. That’s great. And then with respect to developing a European sales force, I’m assuming that you’re going to try to get indigenous people who obviously know the accounts. Is that a big challenge? And how large a sales force do you think you need to adequately cover Europe?

<A – John McDermott>: Yeah. So we do think we can get people with EVAR experience. It is a competitive market but this technology is magnetic. I will say that there’s probably been more presentations and publications in visibility to the technology outside the U.S. So we think that, and Bob can add some color to this too, we think we can build a very high quality team in Europe.

Our plans for the first year is, we’ve modeled to have, let’s say roughly a sales and marketing organization around 15 people. And that’s, I think that’s included in one of the slides, our estimated first year spend for the European sales and marketing is about $5.7 million.

<Q – John Putnam>: Okay. And then ultimately how large do you think it really needs to be?

<A – John McDermott>: Well, it models out over the next several years with continued growth and we’ve used comparable productivity measures as we’ve experienced in the U.S. So we didn’t push the model too hard. I think I’m hopeful that there is some upside there, but we basically build that organization over time. I don’t have those numbers right in front of me, John, but I think it gets up to 50 or 60 people in the outer years.

<Q – John Putnam>: That’s great.

<A – John McDermott>: Yeah, it also drives a very good revenue number for us.

<Q – John Putnam>: Excellent. Congratulations.

<A – John McDermott>: Thank you.

Operator: Thank you. We have a follow-up question coming from the line of Tim Lee of Piper Jaffray.

<Q – Timothy Lee>: Hi, thanks for taking this follow-up. Just, I apologize if I missed this, can you just kind of walk us through the IP landscape? What to prevents some competitors to kind of replicate the concept of sitting in the void? Any details you provide on that front will be appreciated. Thank you.

<A – John McDermott>: Bob you want to take that one?

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<A – Robert Mitchell>: Yeah, absolutely. So related to the Nellix intellectual property, specifically we cover a couple of key categories. Number one, we’ve captured the aneurysm treatment using fillable structures. Secondly, we have a lot of IP surrounding the Endobag design and the material construction surrounding that. We have – the way that the device actually positions as an anchor. We have some interesting IP around that and then we have some new IP that is recently issued on containing the filling.

So overall, I think the Nellix intellectual – the IP portfolio we have, we feel in a very fortunate position because we were at the earliest in this methodology of aneurysm treatment. So we feel pretty comfortable. We have seven U.S. patents issued; we have 10 U.S. pending right now, and we have a number in the pipeline as well.

<Q – Timothy Lee>: And that’s on an international IP standpoint?

<A – Robert Mitchell>: Yeah, we have coverage, we have European and Australasia as well.

<Q – Timothy Lee>: Got it. Thank you.

<A – John McDermott>: Tim, just to add to that, within this patent portfolio, none of the really key IP even starts to expire until 2025. So there’s also a good, long runway of protection here.

<Q – Timothy Lee>: Got it. Very helpful. Thank you.

Operator: Thank you. There appears to be no further questions or comments in our queue.

Mr. McDermott, do you have any closing comments?

John McDermott, President and Chief Executive Officer

Okay. Yes, well we’ve covered a lot of ground today and hope you share enthusiasm about the results in Q3 as well as the acquisition of Nellix.

We look forward to providing you with updates in the future and on our regularly scheduled calls. Thank you.

Operator: Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time, and thank you for your participation.

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Additional Information About the Proposed Transaction and Where to Find It

This transcript may be deemed soliciting material relating to the proposed transaction between Endologix, Inc. and Nellix, Inc. In connection with the proposed transaction, Endologix, Inc. will file a proxy statement and other relevant documents with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND THESE OTHER DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENDOLOGIX, INC. AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed by Endologix, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s Web site at www.sec.gov.

The proxy statement and other relevant documents are also available for free on Endologix, Inc.’s website at www.endologix.com under “Investor Relations/Financial Information/SEC Filings” or by directing such request to Investor Relations, Endologix, Inc., (949) 595-7283.

Endologix, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Endologix, Inc. in connection with the proposed transaction. Information concerning the interests of Endologix, Inc.’s participants in the solicitation is set forth in Endologix, Inc.’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the proposed transaction when it becomes available.